EXHIBIT 99.1

Solana Company Reports Fourth Quarter and Full Year 2025 Financial Results

NEWTOWN, Pa., March 30, 2026 (GLOBE NEWSWIRE) -- Solana Company (NASDAQ: HSDT) (the “Company” or “HSDT”), a publicly listed company that has expanded its business to include a digital asset treasury (“DAT”) dedicated to acquiring and holding Solana tokens (“SOL”), today announced results for the quarter and full year ended December 31, 2025.

Fourth Quarter and Full Year Recent Business Updates

●	Generated $5.1 million in staking rewards in the fourth quarter of 2025 and $5.5 million for the full year, as substantially all SOL holdings were staked throughout the period
●	Raised $29.9 million in 2025 through the Company’s ATM programs, with proceeds used primarily to purchase SOL on a net asset value (“NAV”)/share accretive basis
●	Repurchased $3.4 million of common stock in 2026, funded primarily through the sale of SOL, while NAV/share accretive to do so
●	Adopted share repurchase program, initiating share repurchases totaling $3.4 million to-date in 2026
●	The Company continues to evaluate a broad range of capital actions, including equity and debt financings, that are accretive to shareholder value
●	The Company, together with Anchorage Digital and Kamino, launched the first-ever digital asset treasury to enable borrowing against natively staked SOL in qualified custody
●	Initiated a strategic roadmap to invest in a new low-latency cluster in Asia Pacific to drive staking and validation

“The Company’s business expansion through the implementation of the DAT strategy has delivered tangible results. The Company maintains a strengthened balance sheet, and sufficient liquidity to support ongoing investment activities and long-term sustainable growth.” Joseph Chee, Executive Chairman at Solana Company said. “Notwithstanding the foregoing, the unanticipated and adverse downturn in the cryptocurrency industry—which we believe has been exacerbated by geopolitical uncertainties including U.S. tariff policies, armed conflicts and elevated crude oil prices—has adversely impacted the performance of the DAT strategy. Nevertheless, the Company remains steadfast in its long-term SOL accumulation strategy, with a particular focus on enhancing SOL per share metrics and expanding its SOL holdings in an accretive fashion. The Company’s objective of serving as the institutional access gateway for exposure to the Solana Ecosystem remains unchanged and firmly intact.”

Cosmo Jiang, General Partner at Pantera Capital and board director at Solana Company said, “Consistent with our recent announcement of the first-of-its-kind institutional-grade yield enhancement solution in collaboration with Kamino and Anchorage, together with business development initiatives aimed at revenue diversification such as the Pacific Backbone project, the Company plans to continue to pursue the generation of incremental cash flows for Solana Company in a safe and compliant manner. The Company also intends to pursue highly selective strategic capital markets transactions to advance the achievement of its stated objectives.”

Fourth Quarter 2025 Financial Results

Fourth quarter revenue was $5.2 million, compared to $0.2 million in the prior-year period, driven by $5.1 million in staking rewards.

For the fourth quarter, cost of revenue was $0.2 million, in line with the prior-year period.

Selling, general and administrative expenses for the fourth quarter of 2025 were $13.0 million, compared to $2.2 million in the prior-year period, due primarily to increased non-cash compensation costs, salaries and wages, digital asset management and custodian fees as well as legal and professional fees in conjunction with the addition of the Company’s DAT strategy. Research and development expenses were $0.9 million, in line with the prior-year period.

Total operating expenses for the fourth quarter of 2025 were $206.1 million, compared to $3.1 million in the prior year period. Operating expenses also included non-cash charges of $178.3 million for unrealized loss on digital

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assets and digital assets receivable, $12.1 million for realized loss on digital assets, and $2.1 million for unrealized loss on digital assets fund investment, due to the decline in the value of SOL.

The resulting loss from operations was $201.1 million compared to a loss of $3.1 million for the prior year period.

Non-operating income in the fourth quarter of 2025 was $526.6 million, primarily driven by a $526.3 million gain from the change in fair value of derivative liability compared to non-operating loss of $0.8 million for the prior year period comprised mostly of foreign exchange loss.

Reported net income for the fourth quarter of 2025 was $325.6 million, or earnings of $4.25 per basic and diluted common share, compared to a net loss of $3.9 million, or a loss of $793.01 per basic and diluted common share, in the prior-year period.

Full Year 2025 Financial Results

Full year 2025 revenue was $6.0 million, compared to $0.5 million in the prior year, primarily reflecting $5.5 million in staking rewards earned following the launch of the Company's DAT strategy in September 2025.

Cost of revenue for the full year was $0.5 million, compared to $0.6 million in the prior year. Gross profit was $5.5 million compared to a gross loss of $0.1 million in the prior year.

Selling, general and administrative expenses for the full year were $23.1 million, compared to $10.2 million in the prior year, due primarily to the increases in the fourth quarter noted above. Research and development expenses were $3.5 million, relatively flat compared to $3.7 million in the prior year.

Full year operating expenses also included the same non-cash digital asset charges noted above, resulting in total operating expenses of $249.4 million compared to $13.8 million in the prior year. Loss from operations was $243.8 million compared to a loss of $13.9 million in the prior year.

Non-operating income for the full year was $203.0 million, primarily driven by the elimination of the derivative liability through the amendment of the terms of the statutory warrants, partially offset by financing costs.

Net loss for the full year 2025 was $40.9 million, or a loss of $1.85 per basic and diluted common share, compared to a net loss of $11.7 million, or a loss of $3,282.26 per basic and diluted common share, in the prior year.

Cash and Liquidity

At December 31, 2025, cash totaled $7.3 million and digital assets at fair value totaled $293.7 million, for a combined total of $301.0 million. Also at that date, common shares issued and outstanding totaled 43.7 million, along with an additional 40.4 million shares comprised of in-the-money warrants, all totaling 84.1 million shares. At March 27, 2026, common shares outstanding totaled 55.0 million, net of repurchased shares year-to-date held in treasury, along with in-the-money warrants of 27.6 million, reflecting the exercise of pre-funded warrants during the first quarter of 2026, for a total of 82.6 million.

Conference Call

Management will host a conference call to discuss the results and provide an expanded business update as follows:

Date:	Monday, March 30, 2026
Time:	4:30 p.m. Eastern Time
Webcast:	Click here
Participant call link:	Click here (register to receive unique PIN and dial-in number)

The webcast will be archived under the News & Events section of the Company’s investor relations website.

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About Solana Company

Solana Company (NASDAQ: HSDT) is a listed digital asset treasury dedicated to acquiring Solana (SOL), created in partnership with Pantera and Summer Capital. Focused on maximizing SOL per share by leveraging capital markets opportunities and on-chain activity, Solana Company offers public market investors optimal exposure to Solana’s secular growth. https://www.solanacompany.co/

For additional information, follow us on:

https://x.com/Solana_Company

https://www.linkedin.com/company/helius-solana-company/

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the U.S. federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “plan”, “intend”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue”, the negative of such terms or other comparable terminology. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those expressed or implied by such statements. Forward-looking statements may include, among others, statements in relation to the expected benefits and implementation of the Company’s digital asset treasury strategy; expected staking, yield and broader opportunities across the Solana ecosystem; the Company’s expected treasury growth; the Company’s future growth and operational progress; the impacts of the current global macroeconomic environment on the Company, and the sufficiency of the Company’s cash and availability of funds and operating costs.

These forward-looking statements are based on current expectations, estimates, assumptions, and projections, and involve known and unknown risks, uncertainties, and other factors-many of which are beyond the Company’s control-that may cause actual results, performance, or achievements to differ materially from those expressed or implied by such statements. Important factors that may affect actual results include, among others, capital requirements to achieve the Company’s business objectives; expected benefits and implementation of the Company’s digital asset treasury strategy, expected staking, yield and broader opportunities across the Solana ecosystem; the Company’s expected token treasury growth, the impact on the Company of global macroeconomic conditions including effects from supply chain constraints, including risks related to manufacturing delays, logistics challenges, labor shortages, disruptions in the banking system and financial markets; high levels of inflation and high interest rates on the Company’s ability to operate its business and access capital markets; the success of the Company’s business plan; the Company’s operating costs and use of cash; the Company’s ability to achieve significant revenues; and other risks and uncertainties described under “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, and in other subsequent filings with the SEC, including its upcoming Annual Report on Form 10-K for the year ended December 31, 2025, and in other subsequent filings with the SEC. These filings are available at www.sec.gov. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

Media Contacts:

Solana Company

ir@solanacompany.co

Pantera Capital Management LP

ir@panteracapital.com

press@panteracapital.com

Summer Capital Limited

pr@summer-cap.com

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	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$7,282	$1,088
Digital assets	21,000	—
Inventory	1,121	1,036
Prepaid expenses and other current assets	1,752	1,300
Total current assets	31,155	3,424
Digital assets	196,724	—
Digital assets, restricted	39,219	—
Digital assets receivable	31,139	—
Digital assets fund investment	5,617	—
Other long-term assets	75	118
Total assets	$303,929	$3,542
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,890	$873
Accrued and other current liabilities	1,126	1,290
Total current liabilities	3,016	2,163
Other long-term liabilities	—	79
Derivative liability	—	241
Total liabilities	3,016	2,483
Stockholders' equity
Class A common stock, $0.001 par value; 800,000,000 shares authorized; 43,744,207 and 4,936 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	44	—
Additional paid-in capital	513,719	172,425
Accumulated deficit	(212,589)	(171,699)
Accumulated other comprehensive (loss) income	(261)	333
Total stockholders' equity	300,913	1,059
Total liabilities and stockholders' equity	$303,929	$3,542

Years Ended

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	December 31,
	2025	2024

Revenue
Staking revenue	$5,469	$—
Product sales and other revenue	548	520
Total revenue	6,017	520
Cost of revenue	500	582
Gross profit (loss)	5,517	(62)
Operating expenses
Selling, general and administrative expenses	23,127	10,182
Research and development expenses	3,511	3,659
Unrealized loss on digital assets and digital assets receivable	208,855	—
Realized loss on digital assets	12,127	—
Unrealized loss on digital assets fund investment	2,053	—
Realized gain on digital asset derivatives	(316)	—
Total operating expenses	249,357	13,841
Loss from operations	(243,840)	(13,903)
Nonoperating income
Interest expense, net	(635)	(17)
Foreign exchange gain (loss) and other income	785	(803)
Change in fair value of derivative liability	937,718	2,981
Loss on derivative liability	(539,733)	—
Financing costs	(195,185)	—
Nonoperating income, net	202,950	2,161
Loss before provision for income taxes	(40,890)	(11,742)
Provision for income taxes	—	—
Net loss	(40,890)	(11,742)
Other comprehensive loss
Foreign currency translation adjustments	(594)	1,006
Comprehensive loss	$(41,484)	$(10,736)
Loss per share
Basic and diluted	$(1.85)	$(3,282.26)
Weighted average number of common shares outstanding
Basic and diluted	22,047,841	3,577

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